Exhibit 99.2

USANA Health Sciences, Inc.
Q3 2014 Management Commentary, Results and Outlook
  Net sales increased by 10.5% to $191.9 million
  Net earnings increased by 16.4%, while earnings per share increased by 26.7% to $1.47
  Number of active Associates increased by 18.8%
  Company repurchased approximately 1.1 million shares during third quarter

October 28, 2014

Overview

The third quarter of 2014 was another successful quarter for USANA.  Net sales increased by 10.5% to $191.9 million on a year-over-year basis.  Net sales growth was driven by overall Associate growth of 18.8%, which was generated by our Asia Pacific region, where Associate growth was 28.2%.  Within Asia Pacific, each of the Company’s Greater China, Southeast Asia Pacific, and North Asia regions generated double-digit sales and customer growth.

Net earnings for the third quarter increased to $19.5 million, an increase of 16.4% when compared with the prior-year period.  Earnings growth was primarily driven by higher net sales and lower relative Associate Incentives expense.  The relative decrease in Associate Incentives expense was due to a one-time payout of $4.5 million during the third quarter of 2013 in connection with the pricing and compensation plan initiatives that were implemented at our 2013 Annual International Convention.  Earnings per share for the quarter increased by 26.7% to $1.47, due to higher net earnings and a lower number of diluted shares.  Weighted average diluted shares outstanding were 13.3 million as of the end of the third quarter of 2014, compared with 14.4 million in the prior-year period.  During the quarter, we repurchased approximately 1.1 million shares for an investment of $76.6 million.  Additionally, as of October 24, 2014, we have purchased an additional 172,000 shares for an investment of $13.2 million under a Rule 10b5-1 trading plan.  As of October 24, 2014, there was $61.2 million remaining under the current share repurchase authorization.

Our top and bottom line results for the third quarter benefitted from the recognition of $3.1 million of deferred revenue in Hong Kong.  We recognized this revenue as a result of changes we have experienced in the trend of our unearned revenue following the worldwide policy changes that were implemented in 2013.  Earnings per share for the quarter benefitted by $0.11 as a result of this revenue recognition.

We believe that the improvements we implemented in our business a year ago significantly contributed to our strong operating results this quarter.  These improvements were intended to promote long-term customer growth and included:

  Simplification of our pricing structure and an additional 10% price discount on products ordered through our monthly Auto Order program;
  The introduction of an initial order reward based on the amount of a customer’s initial product order, which is credited on the customer’s subsequent two Auto Orders; and
  Increased payout on and simplification of, our Associate Compensation Plan.

As we mark the one-year anniversary of these changes, we are encouraged by the results they are producing.  Customer growth remains our highest priority as we seek to do our part in improving the overall health and nutrition of individuals and families around the world.  During the third quarter, we generated strong customer growth as demonstrated by the 18.8% increase in our number of active Associates, and 8.5% increase in Preferred Customers.  In addition to customer growth, we have continued to see improvement in other key areas of our business, including world-wide unit volume, Auto Order sales, the number of check earners and rank advancements.  During the third quarter:

  World-wide unit volume increased 12.2% year over year;
  Auto Order sales increased to 49.9% of unit sales compared to 33.6% of unit sales a year ago;
  The number of Associates who received a commission check from USANA also continued to increase, and includes many who received their first check with USANA; and
  Associate rank advancements continued to increase.

These metrics illustrate how our business has accelerated as a result of the changes we made in 2013.

At our 2014 Annual International Convention in August, we continued to build on the success of these 2013 improvements and announced new enhancements to our business.  These enhancements include an all-new digital marketing suite for our world-wide Associate base.  This suite provides our Associates with new tools, including a back office Hub, personal websites, and advanced communication and marketing tools, which all significantly enhance our Associates’ ability to manage and build their USANA business in today’s demanding ebusiness environment.  These new tools are designed to simplify conducting a USANA business, enhance communications and provide an online atmosphere that is personal to the Associate and highly engaging for the customer.

At our convention, we also announced a strategic change in our approach to market-specific incentives and promotions.  For the last 12 months, we have focused solely on promoting the benefits of the 2013 improvements to our sales force.  With the anniversary of these improvements, we announced that we will begin offering market-specific incentives and promotions to further accelerate growth.  The first incentive became effective at our 2014 convention and we have additional incentives and promotions planned for 2015.  Consistent with our primary goal, these incentives are all intended to generate long-term customer growth.

Regional and Financial Results

Asia Pacific Region | Q3 2014 Net Sales of $130.2 million; 67.8 % of Consolidated Net Sales

Net sales in our Asia Pacific region increased 21.3% year-over-year, and 4.5% on a consecutive quarter basis, while the number of active Associates in the region increased by 28.2% year-over-year.   This growth was the result of double-digit sales and customer growth in each of our Greater China, Southeast Asia Pacific and North Asia regions.  Net sales in the region as a whole were only modestly impacted by changes in currency, which increased sales by $628,000.

Greater China.  Net sales in Greater China increased 29.2% year-over-year as a result of strong sales and customer growth in Mainland China.  Specifically, net sales in Mainland China increased 69.1% year-over year, while the number of active Associates increased 85.7%.  We continue to see improvement in the business environment in China, as our Associates hold meetings to introduce our high-quality products to new customers.  We are also preparing to hold our annual National Sales Meeting in China in November and expect record attendance at this event.  Finally, we continue to make progress on renovating our branches and service centers in China and are progressing with the construction of our new state-of-the-art production facility in Beijing.  Construction is on schedule and we continue to anticipate that this facility will become operational in late 2015.

Our results in the Greater China region during the quarter were partially offset by the anticipated decrease in sales in Hong Kong, as well as a slight decrease in Taiwan.  Net sales in Hong Kong decreased by 13.0% year-over-year.  Sales in Hong Kong benefitted by our recognition of $3.1 million of deferred revenue during the quarter, without which sales would have declined 27.2% compared to the prior year period.

Southeast Asia Pacific.  The 10.6% net sales increase in the Southeast Asia Pacific region was driven by local currency sales growth in most markets within this region and an increase in the number of active Associates in nearly every market within the region.  The strongest growth in this region came from the Philippines, where net sales increased 31.8% and the number of active Associates increased by 28.0%.  We are also encouraged by our results in Australia and New Zealand, where we continue to see growth in both sales and customers.

North Asia.  The 15.2% net sales increase in the North Asia region was driven by double-digit sales and Associate growth in Korea.  We are pleased with the momentum that we have seen in our Korean business during 2014.

Americas and Europe Region | Q3 2014 Net Sales of $61.7 million; 32.2% of Consolidated Net Sales

In the Americas and Europe region, net sales on a year-over-year basis declined 6.9% to $61.7 million, due primarily to a sales decline in the U.S.  The number of active Associates in this region was essentially flat.  Unfavorable changes in currency exchange rates reduced sales for the region by $878,000.  We were, however, pleased to see local currency sales growth in every market within the region other than the U.S.  Mexico led the way with 11.0% sales growth and 7.1% growth in active Associates.

Net sales in the United States decreased $4.7 million due, in part, to pressure from price discounts, as this market has one of the highest usage rates of our Auto Order program.  The U.S. continues to be an important market for USANA and we are optimistic that we can stabilize our results and achieve growth in the future.  We believe that our new strategy for incentives and promotions is the right approach in this market and, although it is still early, we are encouraged by the results that we are beginning to see after implementing this strategy at our annual convention in August.

Income Statement Discussion

Gross margins improved 10 basis points year-over-year, due in large part to favorable changes in product and sales market mix and the recognition of deferred revenue.  These benefits were partially offset by unfavorable changes in currency exchange rates.

Associate incentives expense for the quarter decreased 100 basis points year-over-year to 43.0% of net sales.  The relative decrease in Associate Incentives expense was due to a one-time payout expense of $4.5 million that occurred during the third quarter of 2013 in connection with pricing and compensation plan initiatives that were implemented a year ago.

Selling, general and administrative expense was 23.7% of net sales and flat compared to the prior year period.  On an absolute basis, SG&A increased as a result of the costs associated with supporting a higher sales and customer base.

Our effective tax rate for the third quarter was 32.7% and 30 basis points higher than the third quarter of the prior year.  On a consecutive quarter basis, our effective tax rate decreased 160 basis points as the result of favorable federal and state tax return adjustments associated with our prior year tax return filings.  We continue to expect our tax rate to be approximately 34% for 2014.

Balance Sheet

We ended the quarter with $87.7 million in cash, $57.0 million in net working capital, and $10 million on our revolving line of credit.  The decline in cash is the result of share repurchases during the quarter.

Outlook

As we head into the final quarter of 2014, we are tightening our guidance range for the topline and raising our outlook for EPS.  Accordingly, we now anticipate:

  Consolidated net sales between $780 million and $790 million, versus the previous outlook of between $770 and $790 million
  Earnings per share between $5.85 and $5.95, versus the previous outlook of between $5.50 and $5.65

For the full-year 2014, we estimate Earnings from Operations in the range of 15.5% to 16% of net sales. Our outlook for earnings per share does not reflect any share buyback activity in the fourth quarter.  Note that USANA maintains a 52/53 week fiscal year where our year end falls on the Saturday closest to December 31.  Every five to six years there is an extra week in our fiscal year.  USANA’s fiscal 2014 is a 53-week year and accordingly, the fourth quarter will include an additional week of sales.

As we approach 2015, it is important to note that the first quarter will present a difficult sequential quarter comparable due to:

  14 weeks of sales in Q4 2014, compared with only 13 weeks in Q1 2015;
  Momentum and excitement that we are seeing in Q4 2014 in connection with our upcoming national sales meeting in China; and
  The typical seasonal slowing associated with Chinese New Year during Q1 2015.

We are confident in the strategies that we have in place and expect USANA to deliver another year of record results for our shareholders.

Kevin Guest	Paul Jones
President	Chief Financial Officer

Forward-Looking Statements

This document contains forward-looking statements regarding future events or the future financial performance of our company. Those statements involve risks and uncertainties that could cause actual results to differ perhaps materially from results projected in such forward-looking statements. Examples of these statements include those regarding our strategies and outlook for 2014. We caution you that these statements should be considered in conjunction with disclosures, including specific risk factors and financial data contained in our most recent filings with the SEC.

Investor Relations Contact Patrique Richards 801-954-7961 Investor.relations@us.usana.com	Media Contact Dan Macuga 801-954-7280 Public Relations

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